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                                                                  Exhibit (d)(3)
                            SHARE TENDER AGREEMENT


     This SHARE TENDER AGREEMENT (this "Agreement"), dated as of June 2, 1999, is made and entered into by and among THE GEON COMPANY, a Delaware corporation (the "Parent"), TGC ACQUISITION CORPORATION, a Virginia corporation (the "Sub"), and JOHN C.O. BRYANT (the "Shareholder"), a shareholder of O'SULLIVAN CORPORATION, a Virginia corporation (the "Company").

     WHEREAS, the Shareholder is the beneficial owner of 809,739 shares (the "Shares") of Common Stock, $1.00 par value per share, of the Company (the "Common Stock"), and holds options (the "Options") to acquire 11,000 shares of Common Stock granted pursuant to the Company's 1995 Outside Directors Stock Option Plan;

     WHEREAS, the Parent, the Sub and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, that the Sub will commence a tender offer for all of the Common Stock (the "Offer") at a price of $12.25 per share net to the seller in cash (the "Offer Price") and thereafter, subject to certain conditions, be merged with and into the Company; and

     WHEREAS, as a condition to the willingness of the Parent and the Sub to enter into the Merger Agreement, the Parent and the Sub have requested that the Shareholder agree, and in order to induce the Parent and the Sub to enter into the Merger Agreement, the Shareholder has agreed, to enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions set forth herein, the parties hereto agree as follows:

     1.   Certain Definitions.  Capitalized terms used but not otherwise defined
          -------------------
herein shall have the meanings ascribed to such terms in the Merger Agreement.

     2.   Representations and Warranties of the Shareholder.  The Shareholder
          -------------------------------------------------
represents and warrants to the Parent and the Sub as follows:

          (a) The Shareholder is the beneficial owner of, and has good and marketable title to, all of the Shares, free and clear of any mortgage, pledge, hypothecation, claim, security interest, charge, encumbrance, title defect, title retention agreement, voting trust agreement, interest, option, call, demand, subscription, lien, charge or similar restriction or limitation or any other rights of others, including any restriction on the right to vote, sell or otherwise dispose of the Shares (each, an "Encumbrance"), except as set forth in this Agreement.

          (b) Except for the Shares and the Options, the Shareholder does not, directly or indirectly, beneficially own or have any option, warrant or other right to acquire any securities of the Company that are or may by their terms become entitled to vote on any securities that are
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convertible or exchangeable into or exercisable for any securities of the
Company that are or may by their terms become entitled to vote, nor is the Shareholder subject to any contract, commitment, arrangement, understanding or relationship, other than this Agreement, that allows or obligates him to vote or acquire any shares of Common Stock or other securities of the Company. The Shareholder holds exclusive power to vote the Shares and has not granted a proxy to any Person to vote the Shares, except as provided in this Agreement.

          (c) The Shareholder is competent to and has sufficient capacity to execute and deliver this Agreement and to perform the Shareholder's obligations hereunder. This Agreement has been duly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery of this Agreement by the Parent and the Sub, is a valid and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

          (d) Neither the execution and delivery of this Agreement by the Shareholder nor the performance by the Shareholder of the Shareholder's obligations hereunder will conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation or acceleration or result in the creation of any Encumbrance on any of the Shares under (i) any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or by which the Shareholder is bound or (ii) any injunction, judgment, writ, decree, order or ruling applicable to the Shareholder.

     3.   Representations and Warranties of the Parent and the Sub.   The Parent
          --------------------------------------------------------
and the Sub represent and warrant to the Shareholder as follows:

          (a) Each of the Parent and the Sub is a corporation duly organized, validly existing and in good standing under the laws of their respective states of incorporation, has the requisite corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

          (b) This Agreement has been duly executed and delivered by the Parent and the Sub and, assuming the due execution and delivery of this Agreement by the Shareholder, is a valid and binding obligation of each of the Parent and the Sub, enforceable against each of them in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

          (c) Neither the execution and delivery of this Agreement nor the performance by the Parent and the Sub of their respective obligations hereunder will conflict with, result in a

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violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation or acceleration under, (i) their respective charter or by-laws, (ii) any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Parent or the Sub is a party or by which the Parent or the Sub is bound or (iii) any injunction, judgment, writ, decree, order or ruling applicable to the Parent or the Sub.

          (d) Neither the execution and delivery of this Agreement nor the performance by the Parent and the Sub of their respective obligations hereunder will violate any law, decree, statute, rule or regulation applicable to the Parent or the Sub or require any order, consent, authorization or approval of, filing or registration with, or declaration or notice to, any court, administrative agency or other governmental body or authority, other than any required notices or filings pursuant to the HSR Act or federal or state securities laws.

     4.   Transfer of the Shares.  During the term of this Agreement, except as
          ----------------------
otherwise provided herein, the Shareholder will not (a) tender into any tender or exchange offer (other than the Offer) or otherwise sell, transfer, pledge, assign, hypothecate or otherwise dispose of, or encumber with any Encumbrance, any of the Shares, (b) exercise any of the Options (except to the extent permitted under Section 2.6 of the Merger Agreement), (c) deposit the Shares into a voting trust, enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect to the Shares, or (d) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition, sale, transfer, pledge, assignment, hypothecation or other disposition of any interest in or the voting of any shares of Common Stock or any other securities of the Company.

     5.   Adjustments.  In the event of (a) any stock dividend, stock split,
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recapitalization, reclassification, combination or exchange of shares of capital stock or other securities of the Company on, of or affecting the Shares or the like or any other action that would have the effect of changing the Shareholder's ownership of the Common Stock or other securities of the Company or (b) the Shareholder becoming the beneficial owner of any additional shares of Common Stock or other securities of the Company, then the terms of this Agreement will apply to the shares of capital stock held by the Shareholder immediately following the effectiveness of the relevant event, as though they were Shares hereunder. The Shareholder hereby agrees, while this Agreement is in effect, to promptly notify the Parent of the number of any new shares of Common Stock or other securities of the Company acquired by the Shareholder, if any, after the date hereof.

     6.   Tender of the Shares.  Subject to the terms and conditions of the
          --------------------
Merger Agreement and provided that this Agreement is not terminated in accordance with Section 9, the Shareholder will validly tender (and not withdraw), or cause the record owner of such shares to validly tender (and not withdraw), and sell pursuant to and in accordance with the terms of the Offer all of the Shares beneficially owned by the Shareholder. The Shareholder hereby agrees and acknowledges that the Sub's obligation to accept for payment and pay for the Shares in the Offer is subject to all the terms and conditions of the Offer. Upon the purchase of all of the Shares by the Sub pursuant to the Offer, this Agreement will terminate in accordance with Section 9.

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     7.   Voting of the Shares.  The Shareholder hereby agrees, so long as this
          --------------------
Agreement remains in effect, to vote all of the Shares (a) in favor of the approval and adoption of the Merger Agreement and the approval of the transactions contemplated thereby and (b) against any action or agreement that would result in a breach of any representation, warranty, covenant or agreement of the Company contained in the Merger Agreement or would impede, interfere with, delay or prevent the consummation of the Merger or the purchase of shares of Common Stock pursuant to the Offer; provided, however, that the provisions of this Section 7 will not prevent the Shareholder, acting in his capacity as a director of the Company, to exercise his fiduciary duties, including with respect to the matters set forth in Article 4.7 of the Merger Agreement.

     8.   No Solicitation.  The Shareholder will not, directly or indirectly,
          ---------------
through any agent, financial advisor, attorney, accountant or other representative or otherwise, (a) solicit, initiate or take any other action to facilitate any inquiries or the making of any proposal which constitutes an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, (c) in connection with an Acquisition Proposal, disclose any nonpublic information relating to the Company or afford access to the properties, books or records of the Company to any person or (d) otherwise cooperate in any way with, assist, participate in, facilitate or encourage any effort or attempt by any other Person to make an Acquisition Proposal; provided, however, that the provisions of this Section 8 will not prevent the Shareholder, acting in his capacity as a director of the Company, to exercise his fiduciary duties, including with respect to the matters set forth in Article 4.7 of the Merger Agreement.

     9.   Termination.  This Agreement will automatically, without any notice to
          -----------
or action by any party, terminate (a) upon the earlier to occur of (i) the purchase of all the Shares pursuant to the Offer in accordance with Section 6 or
(ii) the date the Merger Agreement is terminated in accordance with its terms or
(b) by the mutual written consent of the Shareholder and the Parent.

     10.  Expenses.  Except as otherwise expressly provided in this Agreement or
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the Merger Agreement, all costs and expenses incurred by any of the parties hereto in connection with this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby will be borne by the party incurring such costs and expenses.

     11.  Publicity.  The Parent, the Sub and the Shareholder shall consult with
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each other before issuing any press release or otherwise making any public statement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement before such consultation, except as may be required by applicable law or stock exchange rules.

     12.  Enforcement of the Agreement.  The Shareholder acknowledges and agrees
          ----------------------------
that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parent and the Sub will be entitled to an injunction, restraining order or other equitable remedy to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which the Parent or the Sub is entitled at law or in equity.

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     13.  Miscellaneous.
          -------------

          (a) The Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger that the Shareholder may have under applicable law.

          (b) Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits thereof. No such waiver will be effective unless in writing and signed by the party or parties sought to be bound thereby. Any waiver by any party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement or one or more sections hereof will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

          (c) This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements among the parties with respect to such matters. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the delivery of a written agreement executed by the parties hereto.

          (d) This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Virginia, notwithstanding any conflict of law provision to the contrary.

          (e) The descriptive headings contained herein are for convenience and reference only and will not affect in any way the meaning or interpretation of this Agreement.

          (f) All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in accordance with Section
7.5 of the Merger Agreement, addressed, in the case of the Parent or the Sub, to the address of the Parent set forth in Section 7.5 of the Merger Agreement and, in the case of the Shareholder, to the address set forth on the signature page of this Agreement.

          (g) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which shall together constitute but one and the same agreement.

          (h) This Agreement is binding upon and is solely for the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any of the parties hereto without the prior written consent of the other parties.

          (i) If any term or provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and

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provisions of this Agreement will nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

          (j) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

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     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written above.

                                        THE GEON COMPANY


                                        By:  /s/ Gregory L. Rutman
                                             -----------------------------------
                                             Name: Gregory L. Rutman
                                             Title: Vice President, General
                                                     Counsel & Secretary

                                        TGC ACQUISITION CORPORATION


                                        By:  /s/ Donald P. Knechtges
                                             -----------------------------------
                                             Name: Donald P. Knechtges
                                             Title: Chairman, President & CEO

                                        JOHN C. O. BRYANT

                                        /s/ John C. O. Bryant
                                        ----------------------------------------


                                        Address:  13118 Aden Road
                                                  ------------------------------
                                                  Nohesville, VA 20181
                                                  ------------------------------

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